------
FORM 5
------

/ / Check this box if no     UNITED STATES SECURITIES AND EXCHANGE COMMISSION           ---------------------------
    longer subject to                       WASHINGTON, DC 20549                                OMB APPROVAL
    Section 16. Form                                                                    ---------------------------
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         OMB Number:       3225-0362
    obligations may                                                                     Expires: September 30, 1998
    continue. See            Filed pursuant to Section 16(a) of the Securities          Estimated average burden
    Instruction 1(b)                         Exchange Act of 1934,                      hours per response......1.0
/ / Form 3 Holdings                  Section 17(a) of the Public Utility                ---------------------------
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Burley,          James              B           Envirotest Systems Corp. (ENR)                Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
             246 Sobrante Way                     Number of Reporting        Month/Year          X   Officer          Other (specify
-------------------------------------------       Person (Voluntary)      September 30, 1997    ---- give title     ---       below)
                 (Street)                                                 -------------------        below)
Sunnyvale,            CA             94086           ###-##-####          5. If Amendment,                VP Administration
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)

                                                                                                  X   Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-   7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship        of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:       direct
                                               (Instr. 8)                                End of Issuer's     Direct      Benefi-
                                  (Month/                                                Fiscal Year         (D) or      cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect    Owner-
                                   Year)                Amount    (A) or      Price                          (I)         ship
                                                                  (D)                                        (Instr. 4)  (Instr.4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                    SEC 2270 (9-96)

                                                         Page 1 of 3 pages



FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option       $3.3750      10/23/96      A      35,000            (1)   10/23/06   Common   35,000
(right to buy)                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership Form          11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

-------------------------------------------------------------------------------------------------------
Incentive Stock Option           35,000                     D
(right to buy)
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

See continuation page(s) for footnotes

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.          /s/ James Burley         11-12-97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                -------------------------------  --------
                                                                                           **Signature of Reporting Person    Date

Note. File three copies of this form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


Burley, James B                         Envirotest Systems Corp. (ENR)
246 Sobrante Way                        9/30/97
Sunnyvale, CA 94086

(1) Options exercisable in three annual installments. Up to 33% of the options exercisable on the first anniversary of the date of the grant, up to an additional
    33% on the second anniversary of the date of the grant, and the remaining options exercisable on the third anniversary of the date of the  grant.

                                                         page 2 of 2 pages                                                  Page 2
                                                                                                                   SEC 2270 (9-96)